Exhibit 3.11

CERTIFICATE OF FORMATION

OF

CCOI HOLDCO PARENT II, LLC

This Certificate of Formation is being executed as of December 30, 2015 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is CCOI Holdco Parent II, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

BY:	/s/ Joan D. Donovan
Joan D. Donovan, an Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 11:50 AM 12/30/2015

FILED 11:50 AM 12/30/2015

SR 20151581440 - File Number 5922308